Exhibit 2.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SUBORDINATED PROMISSORY NOTE

$3,971,901.64	June 8, 2009

FOR VALUE RECEIVED, the undersigned, WM Coffman LLC, a Delaware limited liability company (including its successors, the “Borrower”), hereby promises to pay to the order of Coffman Stairs LLC, a Delaware limited liability company (the “Holder”), in lawful money of the United States of America and in immediately available funds the principal sum of Three Million Nine Hundred Seventy-One Thousand Nine Hundred One and Sixty-Four Hundredths ($3,971,901.64) Dollars , together with interest on the unpaid principal balance at the rate and on the terms and conditions provided in this subordinated promissory note (the “Note”).

1.                                      Acquisition Agreement.  This Note evidences payment of a portion of the purchase price payable under the Asset Purchase Agreement, dated on or about the date hereof, between the Borrower and the Holder (the “APA”). This Note is the Seller Note referred to in the APA. Unless otherwise defined herein, capitalized terms used in this Note have the same meanings set forth in the APA.

2.                                      Interest; Principal.  Interest on the unpaid principal balance of this Note shall accrue (i) from the date hereof at the rate of six and one-half (6.5%) percent per annum, (ii) from and after the Maturity Date, as defined herein, or during the continuance of an Event of Default, as defined herein, at the rate set forth in (i) plus two (2.0%) percent, or (iii) if less than the rates applicable under (i) and (ii), the maximum rate permitted by law.  Interest shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Borrower shall pay to the Holder all accrued interest on:  (i) March 31, June 30, September 30 and December 31 of each year (each, a “Quarterly Payment Date”); or (ii) if any such interest payment is not permitted to be made under the Subordination Agreement (as defined below), the first Business Day that such payment is permitted to be made under the Subordination Agreement, provided such Business Day occurs not later than one year after the scheduled Quarterly Payment Date for such payment.  To the extent all or any portion of any interest payment is not permitted to be made under the Subordination Agreement for a period of one year after the scheduled Quarterly Payment Date for such payment, such amount shall be added to the principal hereunder, shall accrue interest as provided in the first sentence of this Section 2 and shall be paid on the Maturity Date.   The Borrower shall pay to the Holder all outstanding principal and accrued interest on the date (the “Maturity Date”) that is the latter of: (i) the last day of the Contingency Period; or (ii) the earlier of (a) the date that is 3 years and 90 days after the date hereof or (b) the date that all obligations under the Credit Agreement (as defined below) are satisfied in full.

3.                                      Manner and Application of Payment.  If a payment to be made by the Borrower hereunder shall become due on a Saturday, Sunday or bank holiday in New York City, New York, such payment shall be made on the next succeeding business day.  All payments of principal and interest shall be made to the Holder in immediately available funds to an account designated by the Holder in writing. Any payment made hereunder shall be applied first to costs and expenses due hereunder, then to accrued interest and thereafter to principal.  All payments under this Note shall be made in accordance with the applicable provisions of the APA, including APA Section 2.2.7.

4.                                      Prepayment.  The Borrower may at its option, after payment of all obligations of the Borrower to PNC Bank, National Association, as Agent under the Revolving Credit, Term Loan and Security Agreement dated on or about the date hereof (the “Credit Agreement”), prepay the outstanding principal balance of this Note, in whole or in part, at any time or, from time to time, without premium or penalty; provided, that any such prepayment shall also include all accrued but unpaid interest on the Note through the repayment date.

5.                                      Right of Setoff.  The Borrower shall be entitled to set off against the unpaid principal and interest balance of this Note, provided such setoff is conducted in accordance with the applicable provisions of the APA, including APA Section 7.4.

6.                                      Subordination.  ALL OBLIGATIONS UNDER THIS NOTE ARE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT, DATED ON OR ABOUT THE DATE HEREOF, AMONG THE BORROWER, THE HOLDER AND PNC BANK, NATIONAL ASSOCIATION (THE “SUBORDINATION AGREEMENT”).

7.                                      Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)                                  the Borrower fails to pay any of the principal, interest or any other amounts payable under this Note when and as the same becomes due and payable, except to the extent such payment is not permitted under the Subordination Agreement;

(b)                                 the Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Borrower or all or any substantial portion of the Borrower’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c)                                  an involuntary petition is filed, or any proceeding or case is commenced, against the Borrower (unless such proceeding or case is dismissed or discharged within sixty (60) days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied for, appointed for the Borrower or to take possession, custody or control of any property of the Borrower, or an order for relief is entered against the Borrower in any of the foregoing;

(d)                                 the Borrower shall fail to perform any covenant, condition or agreement under this Note; or

(e)                                  any representation or warranty made or deemed made by the Borrower under this Note shall have been false or misleading in any material respect when made or deemed made;

8.                                      Remedies.  Upon the occurrence and during the continuance of an Event of Default hereunder:

(a)                                  all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, and, in the case of an Event of Default pursuant to Section 7(b) or (c) above, automatically, be immediately due, payable and collectible by the Holder pursuant to applicable law;

(b)                                 any and all unpaid principal, interest or other amounts due under this Note shall thereafter bear interest at the maximum rate set forth in Section 2 hereof; and

(c)                                  the Holder may exercise any and all rights and remedies it may have under this Note or under applicable law.

All rights and remedies shall be cumulative and not exclusive.  The failure of the holder hereof to exercise all or any of its rights, remedies, powers or privileges hereunder or applicable law in any instance shall not constitute a waiver thereof in that or any other instance.

9.                                      Expenses.  The Borrower agrees to and shall pay to the Holder on demand, any and all expenses, including, without limitation, reasonable attorney’s fees and disbursements, incurred or paid by the Holder in connection herewith, including, without limitation, such fees, costs and expenses incurred for collection or enforcement of amounts outstanding hereunder, for protecting, preserving or enforcing the Holder’s rights or remedies (including fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of the Borrower).

10.                                Waivers.  The Borrower, for itself and its legal representatives, successors and assigns, hereby expressly waives demand, protest, presentment, notice of dishonor, notice of acceptance, and notice of protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and agrees that any extension, renewal or postponement of the time of payment or any other indulgence to, or release of any person now or hereafter obligated for the payment of this Note shall not affect the Borrower’s liability hereunder.

11.                                Governing Law; Consent to Jurisdiction.  This Note and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.  Each of the Borrower and the Holder (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Note, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Note in any other court.

12.                                Successors and Assigns.  This Note and all obligations of the Borrower hereunder shall be binding upon the successors and assigns of the Borrower, and shall, together with the rights and remedies of the Holder hereunder, inure to the benefit of the Holder, any future holder of this Note and their respective successors and assigns, provided, however, the Borrower may not transfer or assign its rights or obligations hereunder without the express written consent of the Holder, and any purported transfer or assignment by the Borrower without the Holder’s written consent shall be null and void. The Holder may assign, transfer, participate or endorse its rights under this Note.  Upon request, the Borrower shall, at its own expense, execute and deliver to the assignee of this Note, a replacement Note of equal and like tenor in an amount assigned to and assumed by such assignee.

13.                                Waiver of Jury Trial.  THE BORROWER AND THE HOLDER EACH WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.  The Borrower (i) certifies that neither the Holder nor any representative, agent or attorney of the Holder has represented, expressly or otherwise, that the Holder would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Note, the

Holder is relying upon, among other things, the foregoing waivers and certifications.

14.                                Entire Agreement; Amendments; Invalidity.  This Note, the APA, and the Subordination Agreement constitute the entire agreement and understanding of the parties, and supercede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein.  None of the terms of this Note may be amended or otherwise modified except by an instrument executed by each of the Borrower and the Holder. If any term of this Note shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Note shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

15.                                Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing as set forth in the APA.

16.                                Counterparts.  This Note may be executed in any number of counterparts (including by facsimile), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Note by signing any such counterpart signature page or counterpart.

[Signature page follows on next page.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first above written.

WM COFFMAN LLC

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

The undersigned hereby acknowledges and agrees to the terms of this Note, as of the date first set forth above:

COFFMAN STAIRS LLC

By:	/s/ William E. Smith
Name:	William E. Smith
Title:	President

Subordinated Promissory Note – Coffman Stairs